EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Ron Farnsworth	Bradley Howes
EVP/Chief Financial Officer	SVP/Director of Investor Relations
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4108	503-727-4226
ronfarnsworth@umpquabank.com	bradhowes@umpquabank.com

UMPQUA REPORTS SECOND QUARTER 2014 RESULTS

Operating earnings1 of $53.9 million, or $0.27 per share, up 29% sequentially
Organic non-covered loan growth of $294 million, or 8% annualized
Organic deposit growth of $189 million, or 5% annualized
Tangible book value per share1 of $8.69; up 2% sequentially
Sterling integration on track

PORTLAND, Ore. – July 23, 2014 – Umpqua Holdings Corporation (NASDAQ: UMPQ) (the “Company”) reported net earnings available to common shareholders of $17.1 million for the second quarter of 2014, as compared to $18.7 million for the first quarter 2014, and $26.1 million for the second quarter of 2013. Earnings per diluted common share was $0.09 for the second quarter of 2014, as compared to $0.17 for the first quarter of 2014, and $0.23 for the second quarter of 2013.

Operating earnings1, which represent earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, and merger related expenses, net of tax, were $53.9 million for the second quarter of 2014, as compared to $24.0 million for the first quarter of 2014, and $26.9 million for the second quarter of 2013. Operating earnings per diluted common share was $0.27 for the second quarter of 2014, as compared to $0.21 for the first quarter of 2014, and $0.24 for the second quarter of 2013.

“Our results this quarter reflect our ability to continue to grow Umpqua in a profitable manner,” said Ray Davis, president and CEO of Umpqua Holdings Corporation. “The Company's second quarter 2014 performance includes strong organic loan and deposit growth, a higher net interest margin, increased mortgage banking revenues and strong credit quality, while at the same time completing the Sterling acquisition. We remain on track with the integration, and believe we are well-positioned to leverage the franchise value of the combined company to drive future growth.”

Second Quarter 2014 Financial Highlights:

•	Delivered improved operating results:

◦	Adjusted net interest margin[1] increased to 4.85%, from 4.12% in the prior quarter;

◦	Efficiency ratio (operating basis)[1] improved to 60.33%, from 68.34% in the prior quarter;

◦	Return on average tangible common equity (operating basis)[1] improved to 12.76%;

•	Continued to generate organic loan growth and gather core deposits:

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

◦
Non-covered loans and leases grew organically (exclusive of loans acquired or divested) by $338.0 million, partially offset by $44.4 million in loan sales, for net growth of $293.6 million, or 8% annualized;

◦	Deposits grew organically (exclusive of deposits acquired or divested) by $188.5 million, or 5% annualized;

•	Credit quality remained strong:

◦	Non-covered, non-performing assets to total assets decreased to 0.36%, from 0.53% for the prior quarter;

•	Disciplined capital management:

◦	Tangible common equity ratio[1] of 9.34%, up from 8.67% in the prior quarter;

◦	Tangible book value per share[1] of $8.69, up 2% from $8.54 in the prior quarter;

◦	Estimated total risk-based capital of 14.7% and Tier 1 common to risk weighted asset ratio of 11.0%;

◦	Declared a dividend of $0.15 per common share;

For the six months ended June 30, 2014, the Company reported net earnings available to common shareholders of $35.8 million, or $0.23 per diluted common share, as compared to $49.2 million, or $0.44 per diluted common share, for the six months ended June 30, 2013. For the six months ended June 30, 2014, operating earnings1 were $77.9 million, or $0.50 per diluted common share, as compared to $51.3 million, or $0.46 per diluted common share, for the six months ended June 30, 2013.

Acquisition of Sterling Financial
The Company completed its acquisition of Sterling Financial Corporation (“Sterling”) on April 18, 2014, and as required under purchase accounting rules, recorded Sterling’s balance sheet at its estimated fair value as of that date. After fair value adjustments, Umpqua Bank acquired assets totaling $9.9 billion, loans and leases (including loans held for sale) totaling $7.3 billion, and deposits totaling $7.1 billion.

The results of operations from Sterling have been included in the Company’s current quarter results since the completion of the acquisition beginning on April 19, 2014.

Subsequent to the acquisition, and prior to the end of the second quarter of 2014, the Company completed the required divestiture of six branches to another financial institution, in which it sold $83.0 million of non-covered loans and $224.6 million of deposits.

The table below provides additional information related to the preliminary fair value determinations of the assets acquired and the liabilities assumed as a result of the acquisition of Sterling.

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

(In thousands)
	April 18, 2014
Fair value of consideration to Sterling shareholders:
Cash paid		$136,200
Liability recorded for warrants		6,453
Fair value of common shares issued		1,939,497
Fair value of warrants, common stock options, and restricted stock exchanged		50,317
Total purchase price		2,132,467
Fair value of assets acquired:
Cash and cash equivalents	$253,067
Investment securities	1,378,300
Loans held for sale	215,208
Non-covered loans and leases, net	7,122,989
Premises and equipment, net	124,881
Residential mortgage servicing rights	62,770
Other intangible assets, net	54,561
Non-covered other real estate owned	8,140
Bank owned life insurance	193,246
Deferred tax asset, net	295,371
Accrued interest receivable	23,553
Other assets	147,338
Total assets acquired	9,879,424
Fair value of liabilities assumed:
Deposits	7,086,052
Securities sold under agreements to repurchase	584,746
Term debt	854,737
Junior subordinated debentures	156,171
Other liabilities	80,679
Total liabilities assumed	$8,762,385
Net assets acquired		1,117,039
Preliminary goodwill		$1,015,428

The net assets acquired from Sterling were recorded at their estimated fair value as of the date of acquisition. Subsequent to the acquisition, the Company paid off the majority of the Sterling repurchase agreements, which was funded by the sale of investment securities.

For the second quarter of 2014, the Sterling acquisition was 32% accretive to operating earnings per share1. Under Generally Accepted Accounting Principles, the Sterling allowance for loan losses was eliminated and a fair value discount of approximately $315 million was recorded against the loans. This included a credit discount of approximately $264 million as of the date of acquisition. Of this credit discount, approximately $180 million is expected to accrete into interest income over the life of the Sterling loan portfolio. During the second quarter of 2014, $24.5 million of the credit discount accreted into interest income.

New loans originated by the former Sterling workforce since April 19, 2014 are accounted for separately from the discounted acquired loans. As a result, the Company recognized $7.7 million in provision for loan losses, related primarily to new loan production, along with loans that matured and renewed, from the former Sterling offices.

Together, the accretion from the credit discount, offset by the provision for loan losses related to new production by former Sterling offices, added $10.1 million to net income, or $0.05 per diluted share. Excluding the net items above, the Sterling acquisition was 7% accretive to operating earnings per share1 for the second quarter of 2014. This is in line with the previously announced earnings per share accretion target of 12% following full realization of cost synergies.

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

Integration efforts are proceeding as planned, with previously announced store consolidations in process, system conversions scheduled through early 2015, and the organization chart finalized on the date of acquisition. Cost synergies are on track to the previously announced target of $87 million (annualized), which are expected to be fully realized following system conversions.

Balance Sheet
Total consolidated assets were $22.0 billion as of June 30, 2014, as compared to $11.8 billion as of March 31, 2014 and $11.4 billion as of June 30, 2013. Total gross loans and leases (covered and non-covered) and deposits, were $15.1 billion and $16.3 billion, respectively, as of June 30, 2014, as compared to $7.8 billion and $9.3 billion, respectively, as of March 31, 2014, and $7.2 billion and $9.0 billion, respectively, as of June 30, 2013.

Total non-covered loans and leases held for investment increased to $14.8 billion as of June 30, 2014, as compared to $7.4 billion as of March 31, 2014 and $6.8 billion as of June 30, 2013. This included organic growth (exclusive of loans acquired via Sterling acquisition and loans sold as part of branch divestiture) of $338.0 million from the prior quarter. This growth was partially offset by other loan sales of $44.4 million during the quarter, which included $24.0 million in multifamily loans and $20.4 million in government guaranteed loans, resulting in net organic loan growth of $293.6 million.

Total covered loans were $297.6 million as of June 30, 2014, a $44.7 million decline from the prior quarter and a $121.4 million decline from the same period in the prior year. This portfolio will continue to decrease over time as loan payments are received, covered loans are refinanced or modified out of loss sharing, and as troubled credits are resolved and worked out. The Company did not acquire any covered loans as a result of the acquisition of Sterling.

Total deposits increased to $16.3 billion as of June 30, 2014, as compared to $9.3 billion as of March 31, 2014 and $9.0 billion as of June 30, 2013. This included organic growth (exclusive of deposits acquired via Sterling acquisition and deposits sold as part of branch divestiture) of $188.5 million from the prior quarter.

Including secured off-balance sheet lines of credit, total available liquidity to the Company was $7.0 billion as of June 30, 2014, representing 32% of total assets and 43% of total deposits. This compares to total available liquidity to the Company of $4.5 billion, or 38% of total assets and 48% of total deposits, as of March 31, 2014.

Net Interest Income
Net interest income was $212.3 million for the second quarter of 2014, up $104.4 million from the prior quarter and $118.4 million from the same period in the prior year. The increases from prior periods were primarily driven by the acquisition of Sterling, along with continued organic loan growth. Net interest income for the second quarter of 2014 included interest income arising from the accretion of the credit discount recorded on the loans acquired from the acquisition of Sterling.

The Company’s net interest margin was 5.01% for the second quarter of 2014, as compared to 4.28% for the first quarter of 2014, and 3.73% for the second quarter of 2013. The increases from prior periods were primarily driven by the acquisition of Sterling, an improvement in the yield earned on interest-earnings assets, and a slightly lower cost of funds.

Adjusted Net Interest Income1
The Company’s adjusted net interest income and margin excludes gains on covered loan disposals, and interest and fee reversals related to non-accrual loans.

Loan disposal activities within the covered loan portfolio, either through loans being paid off in full or transferred to OREO, result in gains within covered loan interest income to the extent assets received in satisfaction of debt (such as cash or the net realizable value of OREO received) exceed the allocated carrying value of the loan disposed of from the pool. Loan disposal activities contributed $7.1 million of interest income for the second quarter of 2014, as compared to $4.3 million for the first quarter of 2014 and $4.2 million for the second quarter of 2013. While dispositions of

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

covered loans positively impact interest income and net interest margin, the Company recognizes a corresponding decrease to the change in the FDIC indemnification asset within non-interest income that partially offsets the impact to net income. Interest and fee reversals related to non-accrual loans during the second quarter of 2014 totaled $450 thousand, as compared to $122 thousand for the first quarter of 2014 and $33 thousand for second quarter of 2013.

Adjusted net interest income was $207.0 million for the second quarter of 2014, as compared to $104.8 million for the first quarter of 2014 and $90.8 million for the second quarter of 2013. The Company’s adjusted net interest margin was 4.85% for the second quarter of 2014, as compared to 4.12% for the first quarter of 2014 and 3.57% for the second quarter of 2013.

Non-Interest Income
Total non-interest income was $44.5 million for the second quarter of 2014, up $21.5 million from the prior quarter and $10.0 million from the same period in the prior year. The increases from prior periods were primarily driven by the acquisition of Sterling.

Residential mortgage banking revenue, which includes income generated from the origination and sale of residential mortgage loans, income from the servicing of residential mortgage loans and changes to the fair value of the residential mortgage servicing rights (“MSR”) asset, increased to $24.3 million for the second quarter of 2014, up $13.9 million from the prior quarter, and flat with the same period in the prior year. The linked quarter increase was primarily driven by the acquisition of Sterling, partially offset by a decrease in the fair value of the MSR asset due to a decline in mortgage interest rates, which resulted in a loss of $3.2 million for the quarter.

The Company’s gain on sale margin, as a percentage of total residential mortgage production, was 2.47% for the second quarter of 2014, down from 2.87% in the prior quarter, primarily related to the acquisition of Sterling. Of the current quarter’s mortgage production, 74% related to purchase activity, as compared to 69% for the prior quarter and 49% for the same period in the prior year.

As of June 30, 2014, the Company serviced $10.8 billion of residential mortgage loans for others, and its related MSR asset was valued at $114.2 million, or 1.05% of the total serviced portfolio principal balance. This compares to $4.5 billion of residential mortgage loans serviced for others as of March 31, 2014, with a related MSR asset of $49.2 million, or 1.09% of the total serviced portfolio principal balance. As of June 30 2013, the Company serviced $3.9 billion of residential mortgage loans serviced for others, and its related MSR asset was valued at $38.2 million, or 0.98% of the total serviced portfolio principal balance.

Total other non-interest income decreased by $1.4 million from the prior quarter and by $2.7 million from the same period in the prior year. The largest recurring component of other non-interest income is Debt Capital Markets revenue, which was a loss of $1.2 million for the second quarter of 2014, as compared to a gain of $0.8 million for the first quarter of 2014 and a gain of $2.4 million for the second quarter of 2013. The decrease from the prior quarter was primarily driven by a fair value loss on the related swap derivatives.

Non-interest Expense
Non-interest expense was $214.1 million for the second quarter of 2014, which included $57.5 million of merger-related expenses. This compares to $96.5 million, including $6.0 million of merger-related expenses, for the first quarter of 2014 and $87.9 million, including $0.8 million of merger-related expenses, for the second quarter of 2013. The increase in the Company’s non-interest expense from the prior quarter was primarily driven by increased salaries, benefits, and occupancy and equipment expenses associated with Sterling. The second quarter of 2014 run-rate does not reflect the full benefit of the anticipated merger cost synergies.

On an operating basis1, which excludes merger-related expenses, the Company’s efficiency ratio was 60.33% for the second quarter of 2014, an improvement from 68.34% for the first quarter of 2014 and 66.97% for the second quarter of 2013.

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

Income taxes
The Company recorded a provision for income taxes of $10.7 million for the second quarter of 2014, representing an effective tax rate of 38% for the quarter. The increase in the quarterly effective tax rate was driven by higher actual and projected income resulting from the acquisition of Sterling. This increased the year-to-date effective tax rate to 36%, which is the anticipated full-year 2014 effective tax rate.

Capital
As of June 30, 2014, the Company’s tangible book value per common share1 was $8.69 and its ratio of tangible common equity to tangible assets1 was 9.34%. These are up from $8.54 and 8.67%, respectively, from the prior quarter.

The Company made no open market or privately negotiated purchases of common stock under the Company’s previously announced share repurchase plan during the second quarter of 2014. The Company may repurchase up to 12.0 million of additional shares under this plan.

The Company’s estimated total risk-based capital ratio was 14.7% as of June 30, 2014, and its estimated Tier 1 common to risk weighted assets ratio was 11.0% of June 30, 2014. The Company remains well above current “well-capitalized” regulatory minimums. These capital ratios, as of June 30, 2014, are estimates pending completion and filing of the Company’s regulatory reports.

On July 2, 2013, federal banking regulators approved the final proposed rules that revise the regulatory capital rules to incorporate certain revisions by the Basel Committee on Banking Supervision to the Basel capital framework (“Basel III”). Under Basel III, the Company's combined trust preferred issuances must be phased out of Tier 1 and into Tier 2 capital (75% in 2015 and 100% in 2016). As of June 30, 2014, the total par value of trust preferred securities was $461.2 million. In addition, the Company is required under Basel III to exclude the entire deferred tax asset related to net operating losses (“NOLs”) from Tier 1 capital. As of June 30, 2014, the Company’s total deferred tax asset was $260.0 million, and the portion related to NOLs was $214.5 million.

Credit Quality – Non-covered Loan Portfolio
Under purchase accounting rules, loans (including those considered non-performing) acquired from Sterling were recorded at their estimated fair value, and the related allowance for loan losses was eliminated. As a result, the Company wrote down the value of the non-covered loan and lease portfolio acquired from Sterling. This credit mark is not reflected in the reported allowance for loan losses, or its related allowance coverage ratios, but should be considered when comparing the current quarter ratios to prior periods.

The allowance for non-covered loan losses was $98.0 million, or 0.66% of non-covered loans and leases, as of June 30, 2014. To provide better comparability to prior periods, this ratio would have been approximately 2.2% after grossing up the allowance for loan losses and the non-covered loans and leases by the amount of the remaining credit mark remaining as of quarter-end. The allowance for non-covered loan losses to non-covered loans and leases was 1.17% as of March 31, 2014 and 1.26% as of June 30, 2013.

The provision for non-covered loan losses was $15.4 million for the second quarter of 2014, up from $5.4 million for the first quarter of 2014 and $3.0 million for the second quarter of 2013. Of the second quarter of 2014 provision for loan losses, $7.7 million related to new loan production from former Sterling offices, $5.5 million related to growth in the Financial Pacific Leasing portfolio, and the remaining amount was driven primarily by organic loan growth from legacy Umpqua Bank.

Non-covered, non-performing assets were $79.4 million, or 0.36% of total assets, as of June 30, 2014, as compared to $62.2 million, or 0.53% of total assets, as of March 31, 2014, and $68.1 million, or 0.60% of total assets, as of June 30, 2013. The level of non-covered, non-performing assets increased from prior periods as a result of the merger with Sterling and expected fluctuations in the legacy Umpqua portfolio, while the ratio of non-covered, non-performing assets to total assets decreased due to the increase in total assets.

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

Non-covered loans past due 30 to 89 days were $28.9 million, or 0.19% of non-covered loans and leases, as of June 30, 2014, as compared to $29.4 million, or 0.40% of non-covered loans and leases, as of March 31, 2014, and $22.0 million, or 0.32% of non-covered loans and leases, as of June 30, 2013. The decreases in the ratio of non-covered loans past due 30 to 89 days to non-covered loans and leases from prior periods were due to the increase in non-covered loans and leases. Non-covered restructured loans on accrual status were $67.5 million as of June 30, 2014, as compared to $67.9 million as of March 31, 2014, and $73.9 million as of June 30, 2013.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. The Company believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

The Company recognizes gains or losses on its junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance. Also, the Company incurs significant expenses related to the completion and integration of mergers and acquisitions. Additionally, it may recognize goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios. Lastly, the Company may recognize one-time bargain purchase gains on certain acquisitions that are not reflective of the Company’s on-going earnings power. Accordingly, management believes that our operating results are best measured on a comparative basis excluding the impact of gains or losses on junior subordinated debentures measured at fair value, net of tax, merger-related expenses, net of tax, and other charges related to business combinations such as goodwill impairment charges or bargain purchase gains, net of tax. The Company defines operating earnings as earnings available to common shareholders before gains or losses on junior subordinated debentures carried at fair value, net of tax, bargain purchase gains on acquisitions, net of tax, merger related expenses, net of tax, and goodwill impairment, and we calculate operating earnings per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share.

The following table provides the reconciliation of earnings available to common shareholders (GAAP) to operating earnings (non-GAAP), and earnings per diluted common share (GAAP) to operating earnings per diluted share (non-GAAP) for the periods presented:

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

	Quarter Ended:					% Change
(Dollars in thousands, except per share data)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Seq. Quarter	Year over Year
Net earnings available to common shareholders	$17,138	$18,651	$25,058	$23,281	$26,056	(8)%	(34)%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	821	325	332	332	328	153%	150%
Merger related expenses, net of tax (1)	35,926	5,073	2,502	2,914	486	608%	nm
Operating earnings	$53,885	$24,049	$27,892	$26,527	$26,870	124%	101%

Earnings per diluted share:
Earnings available to common shareholders	$0.09	$0.17	$0.22	$0.21	$0.23	(47)%	(61)%
Operating earnings	$0.27	$0.21	$0.25	$0.24	$0.24	29%	13%

	Six Months Ended		% Change
	Jun 30, 2014	Jun 30, 2013	Year over Year
Net earnings available to common shareholders	$35,789	$49,234	(27)%
Adjustments:
Net loss on junior subordinated debentures carried at fair value, net of tax (1)	1,147	653	76%
Merger related expenses, net of tax (1)	40,999	1,405	nm
Operating earnings	$77,935	$51,292	52%

Earnings per diluted share:
Earnings available to common shareholders	$0.23	$0.44	(48)%
Operating earnings	$0.50	$0.46	9%

(1) Income tax effect of pro forma operating earnings adjustments at 40% for tax-deductible items.
nm = not meaningful.

 Management believes adjusted net interest income and adjusted net interest margin are useful financial measures because they enable investors to evaluate the underlying growth or compression in these values excluding interest income adjustments related to credit quality. Management uses these measures to evaluate adjusted net interest income operating results exclusive of credit costs, in order to monitor our effectiveness in growing higher interest yielding assets and managing our cost of interest bearing liabilities over time. Adjusted net interest income is calculated as net interest income, adjusting tax exempt interest income to its taxable equivalent, adding back interest and fee reversals related to new non-accrual loans during the period, and deducting the interest income gains recognized from loan disposition activities within covered loan pools. Adjusted net interest margin is calculated by dividing annualized adjusted net interest income by a period’s average interest earning assets.

The following table provides the reconciliation of net interest income (GAAP) to adjusted net interest income (non-GAAP), and net interest margin (GAAP) to adjusted net interest margin (non-GAAP) for the periods presented:

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

	Quarter Ended:					% Change
(Dollars in thousands)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Seq. Quarter	Year over Year
Net interest income	$212,259	$107,838	$110,074	$106,809	$93,893	97%	126%
Tax equivalent adjustment (1)	1,394	1,092	1,119	1,137	1,153	28%	21%
Net interest income (1)	213,653	108,930	111,193	107,946	95,046	96%	125%
Adjustments:
Interest and fee reversals (recoveries) on non-accrual loans	450	122	(399)	203	33	269%	nm
Covered loan disposal gains	(7,128)	(4,259)	(3,908)	(1,836)	(4,237)	67%	68%
Adjusted net interest income (1)	$206,975	$104,793	$106,886	$106,313	$90,842	98%	128%
Average interest earning assets	$17,116,070	$10,310,116	$10,292,996	$10,136,677	$10,218,611	66%	67%
Net interest margin – consolidated (1)	5.01%	4.28%	4.29%	4.22%	3.73%
Adjusted net interest margin – consolidated (1)	4.85%	4.12%	4.12%	4.16%	3.57%

	Six Months Ended		% Change
	Jun 30, 2014	Jun 30, 2013	Year over Year
Net interest income	$320,097	$188,082	70%
Tax equivalent adjustment (1)	2,486	2,323	7%
Net interest income (1)	322,583	190,405	69%
Adjustments:
Interest and fee reversals on non-accrual loans	572	1,118	(49)%
Covered loan disposal gains	(11,387)	(7,391)	54%
Adjusted net interest income (1)	$311,768	$184,132	69%
Average interest earning assets	$13,731,892	$10,234,539	34%
Net interest margin – consolidated (1)	4.74%	3.75%
Adjusted net interest margin – consolidated (1)	4.58%	3.63%

(1) Tax equivalent basis. Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.
nm = not meaningful.

Management believes tangible common equity and the tangible common equity ratio are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in assessing the capital of the Company and the ability to absorb potential losses. Tangible common equity is calculated as total shareholders' equity less goodwill and other intangible assets, net (excluding MSRs). Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders’ equity divided by tangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

(Dollars in thousands, except per share data)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013
Total shareholders' equity	$3,729,060	$1,734,476	$1,727,426	$1,725,995	$1,715,352
Subtract:
Goodwill and other intangible assets, net	1,842,670	775,488	776,683	778,094	682,971
Tangible common shareholders' equity	$1,886,390	$958,988	$950,743	$947,901	$1,032,381
Total assets	$22,042,229	$11,838,726	$11,636,112	$11,569,297	$11,392,208
Subtract:
Goodwill and other intangible assets, net	1,842,670	775,488	776,683	778,094	682,971
Tangible assets	$20,199,559	$11,063,238	$10,859,429	$10,791,203	$10,709,237
Common shares outstanding at period end	217,190,721	112,319,525	111,973,203	111,928,762	111,898,620
Tangible common equity ratio	9.34%	8.67%	8.75%	8.78%	9.64%
Tangible book value per common share	$8.69	$8.54	$8.49	$8.47	$9.23

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has locations across Idaho, Washington, Oregon, California and Northern Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Private Bank serves high net worth individuals and nonprofits, providing trust and investment services. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit www.umpquaholdingscorp.com.

Earnings Conference Call Information
The Company will host its second quarter 2014 earnings conference call on Thursday, July 24, 2014, at 10:00 a.m. PST (1:00 p.m. EST). During the call, the Company will provide an update on recent activities and discuss its second quarter 2014 financial results. There will be a live question-and-answer session following the presentation. To join the call, please dial (888) 349-9582 ten minutes prior to the start time and enter conference ID: 3191295. A re-broadcast will be available approximately two hours after the call by dialing (888) 203-1112 and entering conference ID 3191295.
The earnings conference call will also be available as an audiocast, which can be accessed on the Company’s investor relations page at www.umpquaholdingscorp.com. A slide presentation to accompany the call will also be posted on the website before the call.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this press release we make forward-looking statements about size and growth potential from the acquisition of Sterling Financial Corporation; the integration of the merger with Sterling Financial Corporation; merger-related synergies and systems conversions; and credit discount accretion related to the merger. Specific risks that could cause results to differ from the forward-looking statements are set forth in our filings with the SEC and include, without limitation, changes in the discounted cash flow model used to determine the fair value of subordinated debentures; prolonged low interest rate environment; unanticipated weakness in loan demand or loan pricing; deterioration in the economy; material reductions in revenue or material increases in expenses; lack of strategic growth opportunities or our failure to execute on those opportunities; our inability to effectively manage problem credits; certain loan assets becoming ineligible for loss sharing; unanticipated increases in the cost of deposits; the consequences of a phase-out of junior subordinated debentures from Tier 1 capital; Umpqua’s ability to achieve the synergies and earnings accretion contemplated by the Sterling merger; Umpqua’s ability to promptly and effectively integrate the businesses of Sterling and Umpqua and complete system conversions; the diversion of management

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

time on issues related to merger integration; changes in laws or regulations; and changes in general economic conditions.

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)

	Quarter Ended:					% Change
(In thousands, except per share data)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Seq. Quarter	Year over Year
Interest income:
Non-covered loans and leases	$193,061	$91,268	$93,032	$93,706	$78,434	112%	146%
Covered loans and leases	15,931	12,718	13,330	11,837	14,750	25%	8%
Interest and dividends on investments:
Taxable	12,712	9,291	9,517	7,882	8,103	37%	57%
Exempt from federal income tax	2,653	2,112	2,173	2,200	2,237	26%	19%
Dividends	128	50	87	51	90	156%	42%
Temporary investments & interest bearing deposits	482	441	399	284	401	9%	20%
Total interest income	224,967	115,880	118,538	115,960	104,015	94%	116%
Interest expense:
Deposits	6,075	3,848	4,168	4,845	5,864	58%	4%
Repurchase agreements and fed funds purchased	203	41	42	35	33	395%	515%
Term debt	3,364	2,273	2,332	2,338	2,305	48%	46%
Junior subordinated debentures	3,066	1,880	1,922	1,933	1,920	63%	60%
Total interest expense	12,708	8,042	8,464	9,151	10,122	58%	26%
Net interest income	212,259	107,838	110,074	106,809	93,893	97%	126%
Provision for non-covered loan and lease losses	15,399	5,400	3,840	3,008	2,993	185%	415%
(Recapture of) provision for covered loan and lease losses	(703)	571	(1,369)	(1,904)	(3,072)	(223)%	(77)%
Non-interest income:
Service charges	15,371	7,767	8,108	8,374	7,478	98%	106%
Brokerage fees	4,566	3,725	3,584	3,854	3,662	23%	25%
Residential mortgage banking revenue, net	24,341	10,439	15,957	15,071	24,289	133%	0%
Net gain on investment securities	976	—	191	3	8	nm	nm
Loss on junior subordinated debentures carried at fair value	(1,369)	(542)	(554)	(554)	(547)	153%	150%
Change in FDIC indemnification asset	(5,601)	(4,840)	(5,708)	(6,474)	(8,294)	16%	(32)%
BOLI income	1,967	736	621	763	910	167%	116%
Other income	4,278	5,722	4,586	5,107	6,991	(25)%	(39)%
Total non-interest income	44,529	23,007	26,785	26,144	34,497	94%	29%
Non-interest expense:
Salaries and employee benefits	95,560	53,218	52,720	53,699	52,067	80%	84%
Net occupancy and equipment	28,746	16,501	16,254	16,019	15,059	74%	91%
Intangible amortization	2,808	1,194	1,186	1,186	1,205	135%	133%
FDIC assessments	2,575	1,863	1,922	1,709	1,672	38%	54%
Net loss (gain) on non-covered other real estate owned	178	(18)	1,416	(27)	(146)	nm	(222)%
Net loss (gain) on covered other real estate owned	80	(46)	(19)	(68)	(62)	(274)%	(229)%
Merger related expenses	57,531	5,983	1,639	4,856	810	862%	7,003%
Other expense	26,653	17,823	20,246	18,230	17,326	50%	54%
Total non-interest expense	214,131	96,518	95,364	95,604	87,931	122%	144%
Income before provision for income taxes	27,961	28,356	39,024	36,245	40,538	(1)%	(31)%
Provision for income taxes	10,740	9,592	13,754	12,768	14,285	12%	(25)%
Net income	17,221	18,764	25,270	23,477	26,253	(8)%	(34)%
Dividends and undistributed earnings allocated to participating securities	83	113	212	196	197	(27)%	(58)%
Net earnings available to common shareholders	$17,138	$18,651	$25,058	$23,281	$26,056	(8)%	(34)%

Weighted average basic shares outstanding	196,312	112,170	111,949	111,912	111,954	75%	75%
Weighted average diluted shares outstanding	197,638	112,367	112,214	112,195	112,145	76%	76%
Earnings per common share – basic	$0.09	$0.17	$0.22	$0.21	$0.23	(47)%	(61)%
Earnings per common share – diluted	$0.09	$0.17	$0.22	$0.21	$0.23	(47)%	(61)%
nm = not meaningful

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

Umpqua Holdings Corporation
Consolidated Statements of Income
(Unaudited)

	Six Months Ended		% Change
(In thousands, except per share data)	Jun 30, 2014	Jun 30, 2013	Year over Year
Interest income
Non-covered loans and leases	$284,329	$156,979	81%
Covered loans and leases	28,649	29,330	(2)%
Interest and dividends on investments:
Taxable	21,990	16,747	31%
Exempt from federal income tax	4,721	4,525	4%
Dividends	178	114	56%
Temporary investments & interest bearing deposits	980	653	50%
Total interest income	340,847	208,348	64%
Interest expense
Deposits	9,923	11,742	(15)%
Repurchase agreements and fed funds purchased	244	64	281%
Term debt	5,637	4,578	23%
Junior subordinated debentures	4,946	3,882	27%
Total interest expense	20,750	20,266	2%
Net interest income	320,097	188,082	70%
Provision for non-covered loan and lease losses	20,799	9,981	108%
Recapture of provision for covered loan and lease losses	(132)	(2,840)	(95)%
Non-interest income
Service charges	23,138	14,470	60%
Brokerage fees	8,291	7,298	14%
Residential mortgage banking revenue, net	34,780	47,857	(27)%
Net gain on investment securities	976	15	nm
Loss on junior subordinated debentures
carried at fair value	(1,911)	(1,089)	75%
Change in FDIC indemnification asset	(10,441)	(13,367)	(22)%
BOLI Income	2,703	1,670	62%
Other income	10,000	11,658	(14)%
Total non-interest income	67,536	68,512	(1)%
Non-interest expense
Salaries and employee benefits	148,776	103,572	44%
Net occupancy and equipment	45,247	29,794	52%
Intangible amortization	4,002	2,409	66%
FDIC assessments	4,438	3,323	34%
Net loss (gain) on non-covered other real estate owned	160	(276)	nm
Net loss on covered other real estate owned	34	222	(85)%
Merger related expenses	63,514	2,341	nm
Other expense	44,478	32,308	38%
Total non-interest expense	310,649	173,693	79%
Income before provision for income taxes	56,317	75,760	(26)%
Provision for income taxes	20,332	26,146	(22)%
Net income	35,985	49,614	(27)%
Dividends and undistributed earnings
allocated to participating securities	196	380	(48)%
Net earnings available to common shareholders	$35,789	$49,234	(27)%

Weighted average basic shares outstanding	154,473	111,946	38%
Weighted average diluted shares outstanding	155,276	112,133	38%
Earnings per common share – basic	$0.23	$0.44	(48)%
Earnings per common share – diluted	$0.23	$0.44	(48)%
nm = not meaningful

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

Umpqua Holdings Corporation Consolidated Balance Sheets
(Unaudited)

						% Change
(In thousands, except per share data)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Seq. Quarter	Year over Year
Assets:
Cash and due from banks	$347,152	$196,963	$178,685	$193,188	$143,409	76%	142%
Interest bearing deposits	492,739	887,620	611,224	503,369	659,817	(44)%	(25)%
Temporary investments	529	525	514	534	1,768	1%	(70)%
Investment securities:
Trading, at fair value	9,420	4,498	5,958	4,012	3,863	109%	144%
Available for sale, at fair value	2,588,969	1,701,730	1,790,978	1,910,082	2,083,755	52%	24%
Held to maturity, at amortized cost	5,519	5,465	5,563	5,766	3,741	1%	48%
Loans held for sale	322,912	73,106	104,664	113,993	173,994	342%	86%
Non-covered loans and leases	14,830,345	7,411,108	7,354,403	7,228,904	6,787,117	100%	119%
Allowance for non-covered loan and lease losses	(97,995)	(86,709)	(85,314)	(84,694)	(85,836)	13%	14%
Non-covered loans and leases, net	14,732,350	7,324,399	7,269,089	7,144,210	6,701,281	101%	120%
Covered loans and leases, net	297,610	342,263	363,992	397,083	419,059	(13)%	(29)%
Restricted equity securities	122,194	29,948	30,685	31,444	32,112	308%	281%
Premises and equipment, net	310,407	180,199	177,680	173,876	170,145	72%	82%
Goodwill	1,779,732	764,304	764,305	764,530	668,218	133%	166%
Other intangible assets, net	62,938	11,184	12,378	13,564	14,753	463%	327%
Residential mortgage servicing rights, at fair value	114,192	49,220	47,765	41,853	38,192	132%	199%
Non-covered other real estate owned	26,172	22,034	21,833	18,249	13,235	19%	98%
Covered other real estate owned	1,810	1,746	2,102	2,980	3,484	4%	(48)%
FDIC indemnification asset	11,293	18,362	23,174	29,427	36,263	(38)%	(69)%
Bank owned life insurance	292,714	97,589	96,938	96,276	95,459	200%	207%
Deferred tax assets, net	259,993	11,393	16,627	20,342	22,747	nm	nm
Other assets	263,584	116,178	111,958	104,519	106,913	127%	147%
Total assets	$22,042,229	$11,838,726	$11,636,112	$11,569,297	$11,392,208	86%	93%
Liabilities:
Deposits	$16,323,000	$9,273,583	$9,117,660	$9,067,240	$8,956,325	76%	82%
Securities sold under agreements to repurchase	315,025	262,483	224,882	215,310	176,447	20%	79%
Term debt	1,057,915	250,964	251,494	252,017	252,543	322%	319%
Junior subordinated debentures, at fair value	246,077	87,800	87,274	86,718	86,159	180%	186%
Junior subordinated debentures, at amortized cost	101,737	101,818	101,899	101,979	102,060	0%	0%
Other liabilities	269,415	127,602	125,477	120,038	103,322	111%	161%
Total liabilities	18,313,169	10,104,250	9,908,686	9,843,302	9,676,856	81%	89%
Shareholders' equity:
Common stock	3,512,507	1,514,969	1,514,485	1,513,225	1,512,657	132%	132%
Retained earnings	204,109	219,686	217,917	209,597	203,058	(7)%	1%
Accumulated other comprehensive income (loss)	12,444	(179)	(4,976)	3,173	(363)	nm	nm
Total shareholders' equity	3,729,060	1,734,476	1,727,426	1,725,995	1,715,352	115%	117%
Total liabilities and shareholders' equity	$22,042,229	$11,838,726	$11,636,112	$11,569,297	$11,392,208	86%	93%

Common shares outstanding at period end	217,190,721	112,319,525	111,973,203	111,928,762	111,898,620	93%	94%
Book value per common share	$17.17	$15.44	$15.43	$15.42	$15.33	11%	(100)%
Tangible book value per common share	$8.69	$8.54	$8.49	$8.47	$9.23	2%	(100)%
Tangible equity - common	$1,886,390	$958,988	$950,743	$947,901	$1,032,381	97%	83%
Tangible common equity to tangible assets	9.34%	8.67%	8.75%	8.78%	9.64%	8%	(3)%
nm = not meaningful

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

Umpqua Holdings Corporation
Non-covered Loan & Lease Portfolio
(Unaudited)

(Dollars in thousands)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	% Change
	Amount	Amount	Amount	Amount	Amount	Seq. Quarter	Year over Year
Non-covered loans & leases:
Commercial real estate:
Non-owner occupied term, net	$3,348,029	$2,311,952	$2,328,260	$2,382,430	$2,341,657	45%	43%
Owner occupied term, net	2,666,128	1,282,482	1,259,583	1,230,417	1,221,853	108%	118%
Multifamily, net	2,482,995	400,927	403,537	379,395	353,852	519%	602%
Commercial construction, net	261,767	229,262	245,231	246,583	225,747	14%	16%
Residential development, net	91,690	89,510	88,413	78,756	66,607	2%	38%
Commercial:
Term, net	1,104,206	735,004	770,845	768,926	769,647	50%	43%
Lines of credit & other, net	1,322,167	1,005,800	987,360	950,954	941,673	31%	40%
Leases & equipment finance, net	463,784	388,418	361,591	335,580	51,924	19%	793%
Residential real estate:
Mortgage, net	1,958,597	651,042	597,201	553,285	511,446	201%	283%
Home equity lines & loans, net	799,171	268,497	264,269	258,610	260,382	198%	207%
Consumer & other, net	331,811	48,214	48,113	43,968	42,329	588%	684%
Total, net of deferred fees and costs	$14,830,345	$7,411,108	$7,354,403	$7,228,904	$6,787,117	100%	119%

Non-covered loan & leases mix:
Commercial real estate:
Non-owner occupied term	23%	31%	33%	32%	34%
Owner occupied term	18%	17%	17%	17%	18%
Multifamily	17%	5%	5%	5%	5%
Commercial construction	2%	3%	3%	3%	3%
Residential development	1%	1%	1%	1%	1%
Commercial:
Term	7%	10%	10%	11%	11%
Lines of credit & other	9%	14%	13%	13%	14%
Leases & equipment finance	3%	5%	5%	5%	1%
Residential real estate:
Mortgage	13%	9%	8%	8%	8%
Home equity lines & loans	5%	4%	4%	4%	4%
Consumer & other	2%	1%	1%	1%	1%
Total	100%	100%	100%	100%	100%

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

Umpqua Holdings Corporation
Covered Loan & Lease Portfolio, Net
(Unaudited)
(Dollars in thousands)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	% Change
	Amount	Amount	Amount	Amount	Amount	Seq. Quarter	Year over Year
Covered loans & leases:
Commercial real estate:
Non-owner occupied term, net	$166,969	$197,067	$204,052	$216,354	$229,874	(15)%	(27)%
Owner occupied term, net	47,034	48,447	48,673	54,332	57,446	(3)%	(18)%
Multifamily, net	23,409	27,079	37,185	40,052	40,891	(14)%	(43)%
Commercial construction, net	1,972	2,779	2,803	6,654	6,783	(29)%	(71)%
Residential development, net	2,562	6,083	6,311	7,468	7,025	(58)%	(64)%
Commercial:
Term, net	7,516	7,861	13,280	13,864	17,394	(4)%	(57)%
Lines of credit & other, net	8,357	8,929	6,302	10,583	9,503	(6)%	(12)%
Residential real estate:
Mortgage, net	18,272	21,664	22,175	23,161	24,879	(16)%	(27)%
Home equity lines & loans, net	17,736	18,501	19,119	20,037	20,769	(4)%	(15)%
Consumer & other, net	3,783	3,853	4,092	4,578	4,495	(2)%	(16)%
Total, net	$297,610	$342,263	$363,992	$397,083	$419,059	(13)%	(29)%

Covered loans & leases Mix:
Commercial real estate:
Non-owner occupied term	55%	58%	56%	54%	54%
Owner occupied term	16%	14%	13%	14%	14%
Multifamily	8%	8%	10%	10%	10%
Commercial construction	1%	1%	1%	2%	2%
Residential development	1%	2%	2%	2%	2%
Commercial:
Term	3%	2%	4%	3%	4%
Lines of credit & other	3%	3%	2%	3%	2%
Residential real estate:
Mortgage	6%	6%	6%	6%	6%
Home equity lines & loans	6%	5%	5%	5%	5%
Consumer & other	1%	1%	1%	1%	1%
Total	100%	100%	100%	100%	100%

Covered loan & lease portfolio balances represent the loan portfolios acquired through the assumption of Evergreen Bank on January 22, 2010, Rainier Pacific Bank on February 26, 2010, and Nevada Security Bank on June 18, 2010, from the FDIC through whole bank purchase and assumption agreements with loss sharing.

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)

(Dollars in thousands)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	% Change
	Amount	Amount	Amount	Amount	Amount	Seq. Quarter	Year over Year
Deposits:
Demand, non-interest bearing	$4,363,710	$2,465,606	$2,436,477	$2,421,008	$2,218,536	77%	97%
Demand, interest bearing	1,869,626	1,182,634	1,233,070	1,179,351	1,128,361	58%	66%
Money market	5,973,197	3,526,368	3,349,946	3,283,085	3,254,117	69%	84%
Savings	912,073	578,238	560,699	551,327	513,317	58%	78%
Time	3,204,394	1,520,737	1,537,468	1,632,469	1,841,994	111%	74%
Total	$16,323,000	$9,273,583	$9,117,660	$9,067,240	$8,956,325	76%	82%

Total core deposits (1)	$14,171,946	$8,205,636	$8,052,280	$7,926,734	$7,655,237	73%	85%

Deposit mix:
Demand, non-interest bearing	26%	27%	26%	27%	24%
Demand, interest bearing	11%	13%	14%	13%	13%
Money market	37%	38%	37%	36%	36%
Savings	6%	6%	6%	6%	6%
Time	20%	16%	17%	18%	21%
Total	100%	100%	100%	100%	100%

Number of open accounts:
Demand, non-interest bearing	363,378	190,298	187,088	186,975	187,026
Demand, interest bearing	88,162	46,291	48,643	49,226	50,136
Money market	65,216	34,913	35,303	35,909	36,555
Savings	149,877	84,686	84,144	84,448	84,784
Time	56,285	22,755	23,688	24,618	26,653
Total	722,918	378,943	378,866	381,176	385,154
Average balance per account:
Demand, non-interest bearing	$12.3	$13.0	$13.0	$12.9	$11.9
Demand, interest bearing	21.2	25.5	25.3	24.0	22.5
Money market	91.6	101.0	94.9	91.4	89.0
Savings	6.1	6.8	6.7	6.5	6.1
Time	56.9	66.8	64.9	66.3	69.1
Total	$22.7	$24.5	$24.1	$23.8	$23.3

(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)

	Quarter Ended:					% Change
(Dollars in thousands)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Seq. Quarter	Year over Year
Non-covered, non-performing assets:
Non-covered loans and leases on non-accrual status	$48,358	$37,884	$31,891	$39,805	$48,855	28%	(1)%
Non-covered loans and leases past due 90+ days & accruing	4,919	2,269	3,430	4,936	6,052	117%	(19)%
Total non-performing loans and leases	53,277	40,153	35,321	44,741	54,907	33%	(3)%
Non-covered other real estate owned	26,172	22,034	21,833	18,249	13,235	19%	98%
Total	$79,449	$62,187	$57,154	$62,990	$68,142	28%	17%

Non-covered performing restructured loans and leases	$67,464	$67,897	$68,791	$69,497	$73,884	(1)%	(9)%
Non-covered loans and leases past due 31-89 days	$28,913	$29,416	$15,290	$22,060	$21,964	(2)%	32%
Non-covered loans and leases past due 31-89 days to non-covered loans and leases	0.19%	0.40%	0.21%	0.31%	0.32%
Non-covered, non-performing loans and leases to non-covered loans and leases	0.36%	0.54%	0.48%	0.62%	0.81%
Non-covered, non-performing assets to total assets	0.36%	0.53%	0.49%	0.54%	0.60%

Covered non-performing assets:
Covered loans and leases on non-accrual status	$—	$—	$—	$—	$—	nm	nm
Total non-performing loans and leases	—	—	—	—	—	nm	nm
Covered other real estate owned	1,810	1,746	2,102	2,980	3,484	4%	(48)%
Total	$1,810	$1,746	$2,102	$2,980	$3,484	4%	(48)%

Covered non-performing loans and leases to covered loans and leases	—%	—%	—%	—%	—%
Covered non-performing assets to total assets	0.01%	0.01%	0.02%	0.03%	0.03%

Total non-performing assets:
Loans and leases on non-accrual status	$48,358	$37,884	31,891	39,805	$48,855	28%	(1)%
Loans and leases past due 90+ days & accruing	4,919	2,269	3,430	4,936	6,052	117%	(19)%
Total non-performing loans and leases	53,277	40,153	35,321	44,741	54,907	33%	(3)%
Other real estate owned	27,982	23,780	23,935	21,229	16,719	18%	67%
Total	$81,259	$63,933	$59,256	$65,970	$71,626	27%	13%

Non-performing loans and leases to loans and leases	0.35%	0.52%	0.46%	0.59%	0.76%
Non-performing assets to total assets	0.37%	0.54%	0.51%	0.57%	0.63%

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

Umpqua Holdings Corporation
Credit Quality – Allowance for Non-covered Credit Losses
(Unaudited)

	Quarter Ended:					% Change
(Dollars in thousands)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Seq. Quarter	Year over Year
Allowance for non-covered credit losses:
Balance beginning of period	$86,709	$85,314	$84,694	$85,836	$84,692
Provision for non-covered loan and lease losses	15,399	5,400	3,840	3,008	2,993	185%	415%
Charge-offs	(5,814)	(5,565)	(11,349)	(6,317)	(4,604)	4%	26%
Recoveries	1,701	1,560	8,129	2,167	2,755	9%	(38)%
Net charge-offs	(4,113)	(4,005)	(3,220)	(4,150)	(1,849)	3%	122%
Total allowance for non-covered loan and lease losses	97,995	86,709	85,314	84,694	85,836	13%	14%
Reserve for unfunded commitments	4,845	1,417	1,436	1,375	1,327	242%	265%
Total allowance for non-covered credit losses	$102,840	$88,126	$86,750	$86,069	$87,163	17%	18%

Net charge-offs to average non-covered loans and leases (annualized)	0.12%	0.22%	0.18%	0.23%	0.11%
Recoveries to gross charge-offs	29.26%	28.03%	71.63%	34.30%	59.84%
Allowance for non-covered loan losses to non-covered loans and leases	0.66%	1.17%	1.16%	1.17%	1.26%
Allowance for non-covered credit losses to non-covered loans and leases	0.69%	1.19%	1.18%	1.19%	1.28%

	Six Months Ended		% Change
(Dollars in thousands)	Jun 30, 2014	Jun 30, 2013	Year over Year
Allowance for non-covered credit losses:
Balance beginning of period	$85,314	$85,391
Provision for non-covered loan and lease losses	20,799	9,981	108%
Charge-offs	(11,379)	(13,329)	(15)%
Recoveries	3,261	3,793	(14)%
Net charge-offs	(8,118)	(9,536)	(15)%
Total allowance for non-covered loan and lease losses	97,995	85,836	14%
Reserve for unfunded commitments	4,845	1,327	265%
Total allowance for non-covered credit losses	$102,840	$87,163	18%

Net charge-offs to average non-covered loans and leases (annualized)	0.16%	0.29%
Recoveries to gross charge-offs	28.66%	28.46%

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Quarter Ended:					% Change
	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Seq. Quarter	Year over Year
Average Rates:
Yield on non-covered loans and leases	5.71%	4.96%	5.00%	5.12%	4.59%	0.75	1.12
Yield on covered loans and leases	20.07%	14.82%	13.99%	11.67%	13.82%	5.25	6.25
Yield on taxable investments	2.29%	2.39%	2.31%	1.77%	1.59%	(0.10)	0.70
Yield on tax-exempt investments (1)	5.19%	5.54%	5.56%	5.62%	5.34%	(0.35)	(0.15)
Yield on temporary investments & interest bearing cash	0.25%	0.25%	0.25%	0.25%	0.26%	—	(0.01)
Total yield on earning assets (1)	5.30%	4.60%	4.61%	4.58%	4.13%	0.70	1.17

Cost of interest bearing deposits	0.22%	0.23%	0.25%	0.29%	0.35%	(0.01)	(0.13)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.25%	0.07%	0.07%	0.07%	0.08%	0.18	0.17
Cost of term debt	1.45%	3.67%	3.68%	3.67%	3.66%	(2.22)	(2.21)
Cost of junior subordinated debentures	3.87%	4.03%	4.04%	4.08%	4.10%	(0.16)	(0.23)
Total cost of interest bearing liabilities	0.41%	0.44%	0.46%	0.50%	0.55%	(0.03)	(0.14)

Net interest spread (1)	4.90%	4.16%	4.15%	4.08%	3.58%	0.74	1.32
Net interest margin – Consolidated (1)	5.01%	4.28%	4.29%	4.22%	3.73%	0.73	1.28

Net interest margin – Bank (1)	5.07%	4.35%	4.35%	4.30%	3.80%	0.72	1.27

As reported (GAAP):
Return on average assets	0.34%	0.65%	0.86%	0.81%	0.91%	(0.31)	(0.57)
Return on average tangible assets	0.37%	0.70%	0.92%	0.86%	0.97%	(0.33)	(0.60)
Return on average common equity	2.05%	4.35%	5.73%	5.36%	6.04%	(2.30)	(3.99)
Return on average tangible common equity	4.06%	7.86%	10.38%	9.79%	10.00%	(3.80)	(5.94)
Efficiency ratio – Consolidated	82.94%	73.15%	69.12%	71.30%	67.88%	9.79	15.06
Efficiency ratio – Bank	81.37%	71.18%	67.30%	69.30%	65.56%	10.19	15.81

Operating basis (non-GAAP): (2)
Return on average assets	1.08%	0.84%	0.95%	0.92%	0.94%	0.24	0.14
Return on average tangible assets	1.18%	0.90%	1.02%	0.99%	1.00%	0.28	0.18
Return on average common equity	6.45%	5.61%	6.38%	6.11%	6.23%	0.84	0.22
Return on average tangible common equity	12.76%	10.13%	11.56%	11.15%	10.31%	2.63	2.45
Efficiency ratio – Consolidated	60.33%	68.34%	67.66%	67.40%	66.97%	(8.01)	(6.64)
Efficiency ratio – Bank	59.15%	66.60%	66.10%	65.63%	64.93%	(7.45)	(5.78)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.
(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)

	Six Months Ended		% Change
	Jun 30, 2014	Jun 30, 2013	Year over Year
Average Rates:
Yield on non-covered loans and leases	5.44%	4.62%	0.82
Yield on covered loans and leases	17.34%	13.32%	4.02
Yield on taxable investments	2.33%	1.55%	0.78
Yield on tax-exempt investments (1)	5.33%	5.33%	—
Yield on temporary investments & interest bearing cash	0.25%	0.26%	(0.01)
Total yield on earning assets (1)	5.04%	4.15%	0.89

Cost of interest bearing deposits	0.23%	0.34%	(0.11)
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.18%	0.09%	0.09
Cost of term debt	1.91%	3.65%	(1.74)
Cost of junior subordinated debentures	3.93%	4.12%	(0.19)
Total cost of interest bearing liabilities	0.42%	0.55%	(0.13)

Net interest spread (1)	4.62%	3.60%	1.02
Net interest margin – Consolidated (1)	4.74%	3.75%	0.99

Net interest margin – Bank (1)	4.80%	3.82%	0.98

As reported (GAAP):
Return on average assets	0.46%	0.87%	(0.41)
Return on average tangible assets	0.49%	0.92%	(0.43)
Return on average common equity	2.83%	5.74%	(2.91)
Return on average tangible common equity	5.42%	9.50%	(4.08)
Efficiency ratio – Consolidated	79.63%	67.08%	12.55
Efficiency ratio – Bank	77.96%	64.72%	13.24

Operating basis (non-GAAP): (2)
Return on average assets	0.99%	0.90%	0.09
Return on average tangible assets	1.07%	0.96%	0.11
Return on average common equity	6.17%	5.98%	0.19
Return on average tangible common equity	11.81%	9.89%	1.92
Efficiency ratio – Consolidated	63.04%	65.90%	(2.86)
Efficiency ratio – Bank	61.64%	63.80%	(2.16)

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate.
(2) Operating earnings is calculated as earnings available to common shareholders excluding gain (loss) on junior subordinated debentures carried at fair value, net of tax, bargain purchase gain on acquisitions, net of tax, goodwill impairment, and merger related expenses, net of tax.

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

Umpqua Holdings Corporation Average Balances
(Unaudited)

	Quarter Ended:					% Change
(Dollars in thousands)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Seq. Quarter	Year over Year
Temporary investments & interest bearing cash	$672,587	$705,974	$625,405	$443,148	$622,209	(5)%	8%
Investment securities, taxable	2,242,414	1,562,849	1,664,716	1,788,567	2,062,819	43%	9%
Investment securities, tax-exempt	315,488	231,520	236,552	237,545	253,975	36%	24%
Loans held for sale	211,694	77,234	89,553	136,261	140,802	174%	50%
Non-covered loans and leases	13,355,455	7,384,555	7,298,622	7,128,753	6,710,803	81%	99%
Covered loans and leases	318,432	347,984	378,148	402,403	428,003	(8)%	(26)%
Total interest earning assets	17,116,070	10,310,116	10,292,996	10,136,677	10,218,611	66%	67%
Goodwill & other intangible assets, net	1,656,687	776,006	777,188	779,294	683,446	113%	142%
Total assets	20,036,742	11,638,357	11,624,424	11,460,729	11,447,868	72%	75%

Non-interest bearing demand deposits	3,963,233	2,414,001	2,452,554	2,317,932	2,210,760	64%	79%
Interest bearing deposits	10,948,991	6,696,029	6,661,933	6,691,579	6,803,879	64%	61%
Total deposits	14,912,224	9,110,030	9,114,487	9,009,511	9,014,639	64%	65%
Interest bearing liabilities	12,521,219	7,376,780	7,326,763	7,320,460	7,409,284	70%	69%

Shareholders’ equity - common	3,350,836	1,738,680	1,734,583	1,722,881	1,728,354	93%	94%
Tangible common equity (1)	1,694,149	962,674	957,395	943,587	1,044,908	76%	62%

Umpqua Holdings Corporation Average Balances
(Unaudited)
	Six Months Ended		% Change
(Dollars in thousands)	Jun 30, 2014	Jun 30, 2013	Year over Year
Temporary investments & interest bearing cash	$689,188	$503,470	37%
Investment securities, taxable	1,904,508	2,182,326	(13)%
Investment securities, tax-exempt	273,736	257,137	6%
Loans held for sale	144,835	164,281	(12)%
Non-covered loans and leases	10,386,511	6,683,436	55%
Covered loans and leases	333,114	443,889	(25)%
Total interest earning assets	13,731,892	10,234,539	34%
Goodwill & other intangible assets, net	1,218,780	684,035	78%
Total assets	15,860,749	11,472,221	38%

Non-interest bearing demand deposits	3,192,896	2,183,089	46%
Interest bearing deposits	8,834,259	6,870,186	29%
Total deposits	12,027,155	9,053,275	33%
Interest bearing liabilities	9,963,210	7,462,223	34%

Shareholders’ equity - common	2,549,211	1,729,440	47%
Tangible common equity (1)	1,330,432	1,045,405	27%
(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders’ equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Holdings Corporation announces second quarter 2014 results
July 23, 2014

Umpqua Holdings Corporation Residential Mortgage Banking Activity
(unaudited)

	Quarter Ended:					% Change
(Dollars in thousands)	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Seq. Quarter	Year over Year
Residential mortgage servicing rights:
Residential mortgage loans serviced for others	$10,838,313	$4,496,662	$4,362,499	$4,195,759	$3,911,273	141%	177%
MSR asset, at fair value	114,192	49,220	47,765	41,853	38,192	132%	199%
MSR as % of serviced portfolio	1.05%	1.09%	1.09%	1.00%	0.98%
Residential mortgage banking revenue:
Origination and sale	$22,142	$8,421	$9,915	$12,764	$20,381	163%	9%
Servicing	5,359	2,970	2,911	2,718	2,521	80%	113%
Change in fair value of MSR asset	(3,160)	(952)	3,131	(411)	1,387	232%	(328)%
Total	$24,341	$10,439	$15,957	$15,071	$24,289	133%	0%

Closed loan volume:
Closed loan volume - total	$894,955	$293,175	$359,569	$463,036	$599,268	205%	49%
Closed loan volume - for sale	$623,727	$204,356	$271,541	$357,371	$518,039	205%	20%

Gain on sale margin:
Based on total volume	2.47%	2.87%	2.76%	2.76%	3.40%	(0.40)	(0.93)
Based on for sale volume	3.55%	4.12%	3.65%	3.57%	3.93%	(0.57)	(0.38)

	Six Months Ended		% Change
	Jun 30, 2014	Jun 30, 2013	Year over Year
Residential mortgage banking revenue:
Origination and sale	$30,563	$43,438	(30)%
Servicing	8,329	4,766	75%
Change in fair value of MSR asset	(4,112)	(347)	1,085%
Total	$34,780	$47,857	(27)%

Closed loan volume:
Closed loan volume - total	$1,188,129	$1,108,273	7%
Closed loan volume - for sale	828,083	971,847	(15)%

Gain on sale margin:
Based on total volume	2.57%	3.92%	(1.35)
Based on for sale volume	3.69%	4.47%	(0.78)

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